EXHIBIT 99.1

FIRST HORIZON ANNOUNCES FIRST QUARTER 2003 EARNINGS RELEASE DATE AND CONFERENCE CALL

PROVIDES PRELIMINARY INFORMATION ABOUT FIRST QUARTER OPERATING RESULTS

ALPHARETTA, Ga., Apr 29, 2003/ -- First Horizon Pharmaceutical (TM) Corporation (Nasdaq: FHRX), a specialty pharmaceutical company, stated that it will release operating results for the first quarter ended March 31, 2003 on May 14, 2003 after the market closes, and will host its first quarter 2003 call on May 14, 2003 at 5:00 p.m. eastern time.

The Company stated that it expects to report first quarter 2003 net revenues of between $11 million and $13 million. Significantly contributing to the decline in net revenues was the Company's reductions of shipments of those products (including Sular) for which the Company seeks to reduce the levels of trade inventories and the Company's current decision to withdraw Tanafed Suspension from the market earlier than previously planned and the new decision to withdraw Tanafed DM from the market. While the withdrawal of these Tanafed products reduces net revenues an estimated $3.4 million in the first quarter of 2003 due to the associated increase in the Company's estimate of future product returns, the Company believes the withdrawal will in the long term improve the Company's ability to sell Tanafed DP and DMX. The Company did not comment on what it expects to report for earnings (loss) per share pending completion of its accounting for its first quarter, although the Company did state that it expected earnings (loss) per share to be substantially below analysts' estimates. The Company has not yet completed its accounting for its first quarter. The Company's expectations about what it will report for revenues and earnings (loss) per share for the first quarter of 2003 are tentative pending the completion of such accounting.

You are welcome to listen to a webcast of this call by visiting the Company's website, http://www.firsthorizonpharm.com and entering the Investor Relations page. You may also dial in to the conference call. The dial-in numbers are 1-800-289-0468 for domestic callers and 1-913-981-5517 for international callers. A replay of this conference call will be available by dialing 1-888-203-1112 for domestic callers and 1-719-457-0820 for international callers. All callers should use reservation number 589415 to gain access to the replay. The replay will be available through May 21, 2003.

First Horizon Background

First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets prescription products in four therapeutic areas: cardiology, obstetrics and gynecology, pediatrics, and gastroenterology. The Company has a portfolio that includes 17 branded prescription products, of which 6 are actively promoted to high-prescribing physicians through its nationwide marketing and sales force. First Horizon employs over 200 people and reported revenues of $115 million in 2002. The Company's website address is http://www.firsthorizonpharm.com/.

Contact:
Adam Mathis
First Horizon Pharmaceutical Corporation
770-442-9707 ext. 1415
amathis@horizonpharm.com

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